AMENDMENT #43 to FUND SERVICES AGREEMENT

This AMENDMENT #43 (this “Amendment”) by and between PROSHARES TRUST (“ProShares”) and JPMORGAN CHASE BANK N.A. as the successor to J.P. Morgan Investor Services Co. (“J.P. Morgan”, and together with ProShares, the “parties”) to the Fund Services Agreement between the parties dated June 16, 2006, as amended (the “Agreement”) is hereby entered into as of October 1, 2016.

WITNESSETH

WHEREAS, the parties have entered into the Agreement, and wish to amend the Agreement as of the date hereof in the manner set forth below.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, ProShares and J.P. Morgan hereby acknowledge and agree as follows:

1. Certain Definitions. Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

2. Amendments.

(a) Schedule B of the Agreement is hereby amended by replacing it in its entirety with Schedule B annexed hereto.

3. Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

4. Each of the parties hereby represents and warrants that:

(a) the representations and warranties contained in the Agreement are true on and as of the date hereof as if made by the party on and as of said date, and

(b) the execution, delivery and performance of this Amendment are within the party’s corporate power and have been duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of the party in accordance with its terms.

5. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

6. This Amendment shall be construed in accordance with and be governed by the laws of the State of New York (without reference to choice of law doctrine) and the applicable provisions of the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of the day and year set forth above.

PROSHARES TRUST

By:	/s/ Todd B. Johnson
Name:	Todd B. Johnson
Title:	President

J.P. MORGAN CHASE BANK N.A.

By:	/s/ Keith P. Slattery
Name:	Keith P. Slattery
Title:	Managing Director

FUND SERVICE AGREEMENT

SCHEDULE B

Fees and Expenses

The annual fees set forth on this Schedule B include the per fund fees for funds that hold securities, other than cash equivalents; per fund fees for funds that do not hold securities, except for cash equivalents; per fund fees for funds of funds; index receipt agent fees; and out-of-pocket expenses described below, which will be valid for the services described in this Agreement. JPM will monitor the funds for securities holdings on a quarterly basis and will obtain the Trust’s prior approval for any proposed changes.

Fund Accounting & Administration Fee Schedule for All Funds except

ProShares Morningstar Alternative Solution ETF

Annual fee (calculated monthly based on average daily net assets)

Asset Tier	Funds with Securities (BPs)		Funds with Non-Securities (BPs)
Up to 50,000,000	[redacted	]	[redacted	]
Above 50,000,000 to 100,000,000	[redacted	]	[redacted	]
Above 100,000,000 to 250,000,000	[redacted	]	[redacted	]
Above 250,000,000 to 500,000,000	[redacted	]	[redacted	]
Above 500,000,000 to 1,000,000,000	[redacted	]	[redacted	]
Above 1,000,000,000	[redacted	]	[redacted	]

Minimum Fee*	Funds with Securities		Funds with Non-Securities
Per Fund	[redacted	]	[redacted	]

*	Minimum Fee (Waived for the first 12 months after new fund launch)

Additional Fees	Annual Fee
Cost Lot Selection Fee** – Fund with Securities Only			[redacted	]	Per Fund
Capital Gain Est Fee**, *** – Funds with Securities / Funds with Non-Securities	[redacted	]	[redacted	]	Per Fund

**	Waived for the first 12 months after new fund launch
***	Up to [redacted]; includes calculations of equalization credits and deferred losses due to wash sales (note: this fee may be adjusted as mutually agreed periodically to account for changes in circumstances)

Services	Fee
Swap Trade Processing	[redacted	]
Shadow Accounting	[redacted	]
CPO/PQR Support	[redacted	]
CFTC 4.5 Compliance Testing	[redacted	]

Index Receipt Agent Fee: For the setup and maintenance related to Transfer Agency and PCF dissemination

Service	Annual Fee
Index Receipt Agent Fee (per fund)	[redacted	]

Fund Accounting & Administration Fee Schedule for ProShares Morningstar Alternative Solution ETF

Annual Fee	Annual Fee (BPs)
Fund of Funds	[redacted	]

Additional Fees	Annual Fee
Cost Lot Selection Fee*	[redacted	]	Per Fund
Capital Gain Est Fee*, **	[redacted	]	Per Fund

*	Waived for the first 12 months after new fund launch
**	Up to [redacted]; includes calculations of equalization credits and deferred losses due to wash sales (note: this fee may be adjusted as mutually agreed periodically to account for changes in circumstances)

Index Receipt Agent Fee: For the setup and maintenance related to Transfer Agency and PCF dissemination

Service	Annual Fee
Index Receipt Agent Fee (per fund)	[redacted	]

Out-of-Pocket Expenses

A list of out-of-pocket expenses is provided in Section 5. J.P. Morgan must obtain the Trust’s approval for any additional out-of-pocket expenses. The Trust will reimburse J.P. Morgan for Fund expenses incurred by J.P. Morgan on behalf of the Trust, provided that such expenses are without markup, customary and commercially reasonable. With respect to the foregoing, J.P. Morgan shall provide, upon request by the Trust, invoices and other reasonable items requested by the Trust in order to verify such expenses.

Fees and Expenses Schedule Acknowledgement

The foregoing fees & expenses schedule covers fund accounting and administration, and certain associated services to be performed by J.P. Morgan and/or certain subsidiaries and/or affiliates for ProShares.

The signature below indicates that the duly authorized representatives of the parties to the Agreement have reviewed and accept this fee schedule, which will take effect on the date set forth below. The terms and conditions contained herein are proprietary and confidential, and shall not be disclosed to third parties without express prior written consent by J.P. Morgan.

This fee schedule shall be in effect for a term of 3 years from October 1, 2016.

Accepted by:

ProShares Trust		JPMorgan Chase Bank, N.A.

By:	/s/ Todd B. Johnson	By:	/s/ Keith P. Slattery
Name:	Todd B. Johnson	Name:	Keith P. Slattery
Title:	President	Title:	Managing Director

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